Exhibit 10.5

AMENDMENT TO (1998) SEVERANCE AGREEMENT

FOR OTHER KEY EMPLOYEES

The following provisions of your Severance Agreement, which is currently in effect, are hereby amended to read as follows:

1. Section 4(i) is replaced as follows: During any period that Executive fails to perform Executive’s full-time duties with the Company and its subsidiaries as a result of the Disability, Executive shall continue to receive an amount equal to Executive’s base salary and bonus at the rate in effect at the commencement of any such period through the Date of Termination for Disability; provided, however, that if any such period of Disability ends during the term of this Agreement, Executive shall have the right to resume active employment with the Company immediately following the end of such period of Disability, unless, prior to the end of such period of Disability, the Company has terminated Executive’s employment. Thereafter, Executive’s benefits shall be determined in accordance with the employee benefit programs of the Company and its subsidiaries then in effect.

2. Section 4(iv)(B) is replaced as follows: The Company shall pay Executive, on the sixty-fifth day following the Separation from Service Date (as defined in Section 4(v) below, as severance pay to Executive a severance payment equal to two (2) times the sum of (i) Executive’s Base Salary, (ii) the Bonus, and (iii) the Stock Option Value (or, if greater, the highest value at the time of grant on a Black-Scholes basis, determined as provided for herein, of any option grant made to Executive after the Change in Control).

3. Section 4(iv)(C) is replaced as follows: The Company shall also pay to Executive, no less frequently than monthly, all legal fees and expenses reasonably incurred by Executive in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided that, notwithstanding the penultimate sentence of Section 8, no reimbursement pursuant to this Section 4(iv)(C) shall be paid later than the last day of the tenth (10th) calendar year following the calendar year in which the applicable statute of limitations for breach of contract claims expires or, if later, the last day of the calendar year following the calendar year in which there is a settlement or other final and nonappealable resolution of the related contest or dispute; and

4. The first two sentences of Section 4(iv)(D)(i) are replaced as follows: Upon the date of Termination, Executive (or Executive’s spouse or applicable beneficiary in the event of Executive’s death) will be eligible to receive a benefit from the Company’s general funds to be calculated using the benefit calculation provisions of the WYETH Retirement Plan – United States (the “DB Plan”) and, to the extent Executive participates therein, the WYETH Supplemental Executive Retirement Plan (the “SERP”) and the WYETH Executive Retirement Plan (the “ERP”) as if the provisions thereunder contained the assumptions set forth herein, and offset by any benefits actually payable under the DB Plan, the SERP, and the ERP not taking into account the assumptions set forth herein. Executive’s elections with respect to his 409A

Benefit (as defined in the SERP) under the SERP will apply for purposes of determining the timing and form of payment related to the portion of the benefit payable in respect of the DB Plan and the SERP and Executive’s elections, if any, with respect to his 409A Benefit (as defined in the ERP) under the ERP will apply for purposes of determining the timing and form of payment related to the portion of the benefit payable in respect of the ERP.

5. Section 4(iv)(E) is replaced as follows: Executive shall become eligible for all benefits, in addition to those described in Section 4(iv)(D) above, made available immediately prior to the Date of Termination (or, if greater, immediately prior to the date of the Change in Control) to retirees of the Corporation, including, without limitation, retiree medical coverage and life insurance benefits, if at the time of termination Executive has already attained age 45, as if Executive had at the Date of Termination satisfied the service and age conditions for coverage under the applicable provisions of the Company’s employee benefit plans, in each case for the applicable period of time specified therein and without regard to any termination or reservation of rights provision thereof exercisable by the Company or its successors.

6. Section 4(iv)(F) is replaced as follows: The Company will continue Executive’s participation and coverage for the Severance Period from the Date of Termination under all the Company’s life, medical, dental plans and other welfare benefit plans (but excluding the Company’s disability plans) (“Insurance Benefits”), and all perquisites and fringe benefit plans and programs (other than the Company’s pension and 401(k) plans) (the perquisites and fringe benefits together being the “Fringe Benefits”) in which Executive is participating immediately prior to such employment termination, under the same coverages and on the same terms as in effect immediately prior to termination; provided, however, that if any other Company plan, arrangement or agreement provides for continuation of Insurance Benefits and Fringe Benefits then the Executive shall receive such coverage under such other plan, arrangement or agreement, and if the period of such coverage is shorter than the Severance Period, then the Executive shall receive pursuant to this section, such coverage for the remainder of the Severance Period.

7. Section 4(iv)(G) is replaced as follows: To the extent that, under the terms of any plan, any “restricted” stock awards or options shall terminate or be forfeited upon or following Executive’s termination of employment without, in the case of options, the opportunity to exercise after Notice of Termination and to sell the underlying shares immediately after exercise without legal impediment, then the Executive (or any permitted transferee) shall receive, within 10 days after the Separation from Service Date, an amount in respect of such terminated or forfeited stock awards or options, equal to the sum of (i) the Cashout Value (as defined below) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. For purposes of this Section 4(iv)(G), the “Cashout Value” of a share shall mean the greater of (x) the average of the closing prices paid for the Company’s common stock (or any other securities to which the restricted shares or options relate) on any national exchange on which such shares are traded on each of the five trading days prior to and including the Separation from Service Date (or, if no such shares are traded any of such days, the most recent date preceding the Separation from Service Date on which such shares were traded)

and (y) the closing price paid for the Company’s common stock (or any other securities to which the restricted shares or options relate) on any such exchange on the date of Executive’s termination of employment (or, if no such shares are traded on such day, the most recent date preceding Executive’s termination of employment on which such shares were traded).

8. Section 4(v) is added as follows: Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:

1) No payments shall be made and no benefits shall be provided to Executive, in each case, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of Executive’s death.

2) On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, Executive’s death, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in Section 4(v)(1) above and (y) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one year.

For purposes of this Agreement, “Separation from Service Date” shall mean the date of the Executive’s “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

9. Section 5(vii) is added as follows: Notwithstanding the other provisions of this Section 5 and the penultimate sentence of Section 8, all Gross-Up Payments shall be made to the Executive not later than the end of the calendar year following the year in which the Executive remits the related taxes and any reimbursement of the costs and expenses described in Section 5(iii) shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.

10. Following the third sentence, Section 8 is replaced as follows: This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right to accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections and the applicable regulations and guidance thereunder. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or other applicable law. Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. The obligations of the Company under Sections 4 and 5 shall survive the expiration of the term of this Agreement.

11. Section 16 is deleted.